Casey's General Stores (Q3 2020 Earnings) March 10, 2020

Corporate Speakers:

•	William Walljasper; Casey's General Stores, Inc.; Senior VP & CFO

•	Darren Rebelez; Casey's General Stores, Inc.; President, CEO & Director

Participants:

•	Christopher Mandeville; Jefferies LLC; Equity Analyst

•	Karen Short; Barclays Bank PLC; Research Analyst

•	Paul Trussell; Deutsche Bank AG; Research Analyst

•	Benjamin Bienvenu; Stephens Inc.; MD

•	Robert Griffin; Raymond James & Associates, Inc.; Senior Research Associate

•	Kelly Bania; BMO Capital Markets Equity Research; Director & Equity Analyst

•	Anthony Lebiedzinski; Sidoti & Company, LLC; Senior Equity Research Analyst

•	Alexandre Carette; RBC Capital Markets; Senior Associate

•	John Royall; JP Morgan Chase & Co; Analyst

•	Charles Cerankosky; Northcoast Research Partners, LLC; MD of Research, Equity Research Analyst & Principal

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by. Welcome to Casey's General Store's Third Quarter Fiscal Year 2020 Earnings Conference Call. (Operator Instructions)

Please be advised the conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Bill Walljasper, Chief Financial Officer. Please go ahead.

William Walljasper: Good morning. Thank you for joining us to discuss Casey's results for the quarter ended January 31.

I'm Bill Walljasper, Chief Financial Officer. Darren Rebelez, Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the strategic plan or to realize benefits from that strategic plan as well as other risks, uncertainties and factors, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and are available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

This morning, we will first take a few minutes to summarize the results of the third quarter and then open for questions about those results.

I would now like to turn the call over to Darren to discuss those results.

Darren Rebelez: Thanks, Bill. Good morning, everyone.

As you've seen in the press release, diluted earnings per share for the third quarter were $0.91 per share compared with $1.13 per share a year ago. The results were impacted by lower fuel margin versus the third quarter last year and higher operating expenses as we cycled over significant operating expense reductions in the prior year. We also experienced a timing shift in the approval of a performance target for equity compensation from the first quarter to the third quarter.

Year-to-date diluted earnings per share are $5.43, up over 12% from the same period a year ago. We continued to execute on core elements of our long-term plan this past quarter positioning us well for future growth.

I would now like to go over our results and some of the details in each of the categories. During the quarter in the fuel category, we experienced a challenging demand environment. While at the same time, we were comparing against our strongest margin period from a year ago. We were pleased with our ability to leverage our current price optimization and procurement programs to navigate through this.

These factors enable us to achieve an average fuel margin of $21.07 per gallon. Same-store gallons sold were down 2% in the quarter. The average retail price of fuel during this period was $2.40 a gallon compared to $2.22 per gallon a year ago. Despite the decline in same-store gallons, total gallons sold for the quarter were up 3.3% to 573 million gallons due to the strong contribution from our new stores opened in the last 12 months.

As a result, gross profit dollars increased 1.4% in the quarter in the fuel category. Same-store gallons sold year-to-date were down 2%, with an average fuel margin of $0.23 per gallon. Through the first 9 months, gross profit dollars in the fuel category are up over 14% compared to the same period a year ago. Our effort and price optimization continues to have a positive effect on our overall profitability in the fuel category.

During the quarter, we completed the full integration of this tool with our point-of-sale system. In addition to this, we also converted over 300 stores of digital price signage. We will be fully converted to digital price signage by the end of the fiscal year. This integration and signed conversion will provide us increased flexibility in adjusting retail prices to react more quickly to the rapidly changing fuel environment.

We're also pleased with the progress we made in fuel procurement in the third quarter. Our -- currently our contracted fuel volume represents about 43% of our total fuel volume. We are on pace to have approximately half of our fuel volume under contract by the end of the fiscal year.

Lastly, in the fuel category, we continued to gain traction in our fleet card program. Over the course of the third quarter, we continued to add new cardholders. To date, we now have over 3,100 accounts and approaching 20,000 cardholders. This, combined with our additional efforts in other types of fleet cards, have driven the universal fleet card program 9% in the third quarter. We remain optimistic about the potential of all these initiatives going forward.

Same-store gallons for February trended above our current annual guidance range, excluding the benefit from the extra day in the month.

Moving to inside the store. Total sales in grocery and other merchandise category were up 7.1% to $582.4 million in the third quarter. Same-store sales were up 3.5% during the quarter toward the upper end of our annual guidance. Excluding cigarettes, same-store sales were up 5.2%. The average margin in the quarter was 32.9%, up 100 basis points from a year ago in the same period due primarily to a favorable product mix shift to higher margin items.

Gross profit dollars for the quarter in the category were up 10.5% to $191.7 million. For the first 9 months, same-store sales were up 3.2% with an average margin of 32.5%. As you may recall, the year-to-date margin was adversely impacted by a $6.6 million one-time adjustment that occurred in the first quarter. Without that adjustment, the margin was 32.8%, and gross profit dollars for the first 9 months were up nearly 9% to $633.9 million.

Same-store sales for February trended within the range of our annual guidance, excluding the benefit from the extra day in the month. During the third quarter, we continued to integrate our price optimization platform inside our stores.

We completed the rollout of the beer and alcohol categories to this platform and are currently working on the integration of promotion forecasting. We still have limited data at this point, but we have seen early signs of margin expansion in several of these categories. We'll continue to monitor our progress and update you as we move forward with this program.

Given the recent regulatory changes in the tobacco area, we've delayed rolling this category into the platform as we evaluate this potential impact.

In the prepared food and fountain category, total sales were up 6.8% to $273.6 million for the quarter. Same-store sales accelerated each month throughout the quarter, with gains in January above our annual guidance. This resulted in a same-store sales increase of 2.8% for the quarter. Excluding the impact from accounting for deferred revenue due to our recently launched rewards program, same-store sales were up 3%.

We were pleased with the acceleration in our comps throughout the quarter, and the momentum we have gained heading into the fourth quarter. Although early, the recently launched rewards program is exceeding our expectations. At our Investor Day in January, we indicated that we were approaching 1 million active members. Currently, that number is nearly 1.8 million members and climbing as we enroll new guests every day. Overall, our database of identifiable guests has grown to over 6.2 million.

We're excited about the traction we're gaining with our digital platform and how our guests are responding to our rewards program. Approximately 45% of all pizza orders are conducted digitally, and nearly 20% of all of our transactions have rewards participation. We look forward for the opportunity to learn more about our guest preferences, which will allow us to engage and serve them even better. We believe that the combination of the new suite of digital platforms will continue to drive additional traffic.

Year-to-date, same-store sales were up 2.1% with an average margin of 61.1%. The average margin for the quarter was 60.2%. Both of these were down from the same periods a year ago, primarily due to higher cheese costs as well as the adverse impact from a special promotion we ran in November to launch our new coffee program. The average cost of cheese for the third quarter was $2.17 per pound compared to $1.86 per pound in the same quarter last year. With cheese costs trending down, we're currently monitoring the market closely looking for buying opportunities.

For the quarter, prepared food's gross profit dollars rose 3.2% to $164.8 million. Same-store sales in the prepared food and fountain category for February trended ahead of our annual guidance, excluding the benefit from the extra day in the month. We're excited about the acceleration we've experienced in prepared foods and remain optimistic about this category moving forward.

I would now like to turn the call over to Bill to discuss operating expenses and the financial statements. Bill?

William Walljasper: Thanks, Darren. We continue to stay focused on controlling operating expenses. For the quarter, total operating expenses increased 10.5% to $377.3 million. This was mainly driven by operating 70 more stores this quarter than a year ago as well as an increase in technology cost with the implementation of our digital systems.

In addition, operating expenses were impacted by a rise in credit card fees from the higher retail fuel prices and a timing shift in the approval of a performance target from the first quarter to the third quarter affecting compensation costs.

Same-store operating expenses for the quarter, excluding credit card fees were up 5.4%. On a 2-year stack basis, they were up 3.3%. But this was in line with our expectations as we cycle over significant expense reduction initiatives from a year ago.

Last year in the third quarter, we had a reduction in store labor hours of nearly 6% as we made refinements to our labor scheduling process. We look to continue to refine this process with the completion of our time and motion study later this fiscal year.

Year-to-date, operating expenses were up 8.2%, in line with our annual guidance.

On the income statement, total revenue in the quarter was up slightly to $2.2 billion, primarily due to higher retail fuel prices from a year ago, operating more stores compared to the same period a year ago and sales gains inside the store. Depreciation in the quarter was up 3.2%. Year-to-date, depreciation is up 2.5%. This is primarily due to the positive impact on depreciation from the onetime adjustment related to the useful lives of the underground storage tanks taken earlier this year and the deferral of some store replacement activity.

The effective tax rate for the quarter decreased to 21.1%, down from a year ago, primarily due to an increase in favorable permanent differences resulting from the further Consolidated Appropriations Act of 2020, which extended numerous tax provisions. We expect our effective tax rate for fiscal 2020 to be between 23% and 24%.

Our balance sheet continues to be soft. At January 31, cash and cash equivalents were $44 million. Long-term debt, net of current maturities, was down to $715 million as our $569 million bullet payment, due this August, moved to a current liability. We're excited to announce that last week, we were successful in locking in interest rates for this refinancing at an all-in rate of 2.9%. With this refinancing, the average cost of our total debt will decrease to approximately 3.3%. We plan on finalizing the note purchase agreement over the course of the next few quarters.

For the 9 months, we generated $399.7 million in cash flow from operations. And capital expenditures were $376.5 million compared to $332 million a year ago in the same period.

Adjusted EBITDA decreased 6.5% in the quarter compared to the same period a year ago due to the lower contribution from fuel and the higher operating expenses discussed previously.

Our capital expenditure estimate for fiscal 2020 is $516 million.

I would now like to turn the call back over to Darren to update you on our unit growth.

Darren Rebelez: Thanks, Bill. Our target coming into this fiscal year was to build 60 stores and acquire approximately 25 additional stores.

Through the third quarter, we have opened 50 new stores, acquired 10 stores and have 11 additional stores under agreement to purchase. Currently, we have 88 sites in our pipeline, including 15 under construction, which positions us well for future growth. We anticipate meeting our new store opening target by the end of the fiscal year, but we'll fall slightly short of our acquisition target due to timing considerations that are common in this area. We believe we have a strong opportunity to accelerate our acquisition activity as we stand up our dedicated M&A team as part of our new long-term strategic plan.

Before we open for questions, I'd be remiss if I did not take a few moments to speak about coronavirus. Casey's is committed to the health and well-being of our team members, our guests and the communities in which we operate our stores. Even though we may be more insulated from this exposure due to our rural geographic presence than others, we are taking recent developments very seriously and are monitoring the situation continuously. With this in mind, we've created a cross-functional response team to oversee this issue to ensure the safe and stable continuation of our business operations.

In closing, we will continue to make progress on the current initiatives we have underway and have begun to execute on our new long-term strategic plan. We believe we have a tremendous opportunity to enhance current capabilities, stand up new capabilities and accelerate our unit growth. These transformational steps will enhance store performance and deliver long-term profitable growth. During which time, we will continue to review and add skill sets to successfully execute on driving shareholder value.

We'll now open it up for questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from the line of Christopher Mandeville with Jefferies.

Christopher Mandeville: Can I ask you guys, just given the last 48 hours, if you will, a significant crude pricing declines and now today's kind of subsequent bounce back to some degree. How are you thinking about the pace of converting gallons to short-term contracts? And for what has now been kind of contracted out, how should we be thinking about your ability to remain competitive in terms of pricing and still capturing a healthy margin on those gallons?

Darren Rebelez: Yes. Chris, this is Darren. I think, obviously, this is a very volatile environment we're experiencing right now, with respect to fuel. And it does afford us some opportunity to capture margin. At the same time, it affords us some opportunity to grow gallons.

So every day is a new day right now with respect to how that's working. With our contracts right now, we -- like I mentioned, we have about 43% of our volume under contract. And because we don't have 100% of our volume under contract, it does give us a latitude to toggle between spot and contract volume to maximize that opportunity. So that's kind of how we're managing right now.

Christopher Mandeville: Okay. And I appreciate the February comments about gallon comps being above guidance currently. But did you reference your February fuel margin? I guess, I'm still just trying to figure -- think about the recent volatility in the last few days and how that might actually allow for you to see an even more amplified margin relative to what February looked like?

William Walljasper: Yes. Chris, this is Bill. So yes, with respect to the February margin, the margin currently is within the annual guidance. However, as you just alluded to, the recent developments, certainly, we are experiencing margins significantly above this range. Now we won't necessarily -- we don't necessarily know how long this will continue.

But certainly, the margin environment is very robust right now. And so we're in a position now to capture margin and also perhaps maybe utilize some of that to drive even volume elsewhere. So the point on the same-store gallon comment, as Darren mentioned, we certainly are trending well above that. I'll make a point that we are trending in the high single digits in the month of February for gallons when you include the extra day.

Christopher Mandeville: Okay, that's very helpful. And then just the last one for me as it relates to the prepped food margin. Bill, is there any way of kind of breaking that down in terms of cheese cost impact versus the promotion to stand up your new coffee program and the 20 basis points of loyalty?

William Walljasper: Yes. Absolutely. So cheese is going to be the predominant factor there. So just as a reference, about every $0.10 per pound swing in the cost of cheese is about 35 to 40 basis points. That will be the primary driver of the margin decrease. So you kind of roll that up to probably somewhere in the neighborhood, Chris, of about 100 to 110 basis points relative to the cheese cost impact. And the impact from coffee was about $1.5 million, so it'll be about a 50 to 60 basis point impact. So that will wrap most of it up. The remaining piece of that is just promotional activity that we're doing as we progress in the digital program.

Operator: Our next question comes from the line of Karen Short with Barclays.

Karen Short: A couple of just questions related to guidance. The implied range is very wide for 4Q across all across all categories -- across line items that you provide. So I appreciate February has the benefit of the extra day, but can you maybe just give a little color? Because I mean, for fuel, we're kind of at like 1.8% to 7.8% range on comps. And margins -- every category is very wide?

William Walljasper: Yes. No. And so to your point, so we made the decision not to narrow the categories. So maybe as a way of reference for the investment community. If we believe the annual guidance -- and keep in mind, this is annual guide, not quarterly. We believe the annual guidance, we still have -- are going to be within that range. We make the decision not to adjust the range. And so that was kind of the mantra that we took here in the fourth quarter.

So the only range that we did adjust as depreciation because we were going to fall outside of that range on the low side. So we felt we had to make that adjustment. So with respect to the quarter, we don't give out necessarily quarterly comp guidance. But I can give you a little bit more color on the month of February, which would include the extra day.

And so every category -- the fuel category, as I just mentioned, was a high single digit; grocery and general merchandise will be a high single-digit and prepared food and fountain would also be a high single-digit comp in the month of February. Again, that includes the extra day, which is approximately 4% in the month of February.

Karen Short: Okay. That's helpful. And then, I guess, wanted to just get a little more color in terms of the time motion study? And when do you think you'll have that rolled out? And if you have any ability to give potential savings related to it? And then also just an update on menu simplification and/or new product introductions? Maybe a little -- still too -- a little too early, but anything you could talk to on that would be helpful.

Darren Rebelez: Yes. Karen, this is Darren. With respect to the time motion study, we're still working through that process. We'll ramp that study up by the end of this quarter, looking to implement in the first quarter of next fiscal year.

We still have yet to determine what the overall impact of that is going to be. But the way I would think about it is, this is focused more on putting the right amount of labor against the right stores, not necessarily taking labor out of the stores. And what I fully anticipate happening is that in some stores we will see a reduction in labor hours, in other stores, we may see an increase in labor hours.

And in virtually all stores, I think, we'll get much sharper at putting hours during the right parts of the day to make sure we're satisfying the guest's needs. So this isn't necessarily a cost-cutting exercise as much as it is a labor deployment effectiveness exercise. So we'll have to see how that all plays out. Then your other question was on menu simplification?

Karen Short: The menu. Yes. Yes. Well, I think because the focus is on maybe higher velocity SKUs as opposed to abundance of SKUs from the Analyst Day?

Darren Rebelez: Yes. That's right. And we're still assessing the -- where we want to make some changes there. We are still in the process of our search for a new leader of Food Service. We have several candidates in the pipeline. We're speaking to people as we speak. So some of that work is ongoing from an analytical standpoint, it will probably accelerate once we get a new person on board.

Karen Short: Okay. And then just last question for me. In terms of -- and I know you talked about same-store SG&A. So -- sorry, if you gave the credit card fee dollar amount, could you -- If -- I missed it. But looking at gross profit dollar growth versus SG&A growth, excluding credit card fees, that gap does seem to be widening. And I don't look at it on a same-store basis, I just look at it on an absolute basis. So any color on when you think those 2 might become a little more aligned?

William Walljasper: Yes. So first part -- Karen, this is Bill. The first part, it's about $36 million that was the credit card fee expense in the quarter. And to answer your question about, I think, what you're referring to is a -- maybe a disconnect between operating expense growth and gross profit growth.

And so several things to think about there, not only from a quarter perspective, but also from a year-to-date perspective. And so first of all, in the year, we did have probably the highest cheese cost that I've seen in a very long time. I certainly don't anticipate that particular path to continue as cheese prices are waning as we speak. Specifically in the third quarter, we did have a very challenging comparable with respect to a fuel margin last year.

You might recall that we had, primarily, in the month of November, a very favorable fuel margin which elevated the fuel margin in Q3. So that's part of the Q3 differential. Another piece of that, too, is -- just from a year-to-date perspective, you think about back in the first quarter, we just -- we mentioned it here in the narrative, but we had a $6.6 million inventory adjustment back in Q1, it would affect the EBITDA or gross profit lines.

Also, you might recall that we had a underground storage tank change in useful lives. That was a net benefit to EPS. One piece going to depreciation, the other going to an offset in the expense. So we had about a $2.5 million increase in an expense related to that, even though it was a net benefit to EPS. So all of these things are kind of going on in the quarter, it creates a little bit disconnect. But we fully anticipate at the end of the year, our year-to-date will have that right-sized.

Operator: Our next question comes from the line of Paul Trussell with Deutsche Bank.

Paul Trussell: So maybe just to circle back on what's happening kind of near term, maybe just give a little bit more detail about the rewards program being such an early success? Maybe give some examples of how you're finding your customers engaging with the app and the behavior that it's driving? And then also just on coronavirus, I mean, like you said, you mentioned you might be a little bit more insulated than others. But just is there anything that you would attribute to coronavirus in terms of any impact to your business so far that you can see?

Darren Rebelez: All right. Well, Paul, this is Darren. I think with respect to the rewards program, we're really happy with how that's been progressing so far on a couple of fronts. One being just the absolute enrollment. And seeing that number move up pretty significantly, nearly 1.8 million members as we sit here today. And that was -- that exceeded our goal for the year already. And so we're resetting targets, and we're seeing that engagement. We're -- the other thing I mentioned in the narrative was that just -- virtually 20% of all of our transactions now have some rewards participation in them. And that also is ahead of where we thought we would be.

So the people that have enrolled and that's growing consistently, they are being very active inside of that. So we're -- we like how it's moving so far. And it's giving us a new opportunity to engage with guests in a way that we haven't been able to before. With respect to coronavirus, I -- it's still really difficult to say what that impact is going to be. I guess, I would have to say, in the near-term, prior to this real fall off with crude oil due to the OPEC issue, I would say, that gasoline was starting to come down in cost already based on some demand concerns in the marketplace.

We haven't seen any erosion in demand but what we have seen is the reduction in cost. So that's enabled us to continue to grow gallons. At the same time, be able to harvest some margin. So that's probably the most significant impact we've seen so far. But we're on top of this, virtually all day, every day right now looking for anything else to happen. But at this point, we haven't had any other impacts.

William Walljasper: Paul, this is Bill. Just to maybe swing back on the rewards comment that Darren mentioned. One of the things that I see maybe a little bit more longer-term or mid-term benefit, as we mentioned, certainly, the results -- really the activity is exceeding our expectations. So what that means from a longer-term perspective is the end game here is to make sure that we capture customer data, so we can engage and serve them better. And so the quicker that -- or the more data that we have on a quicker basis, we have the ability to target marketing higher than expected, so -- or quicker than expected, I should say. So that will be another benefit that might get accelerated in the next fiscal year for us to be able to do that target marketing.

Operator: Our next question comes from the line of Ben Bienvenu with Stephens Inc.

Benjamin Bienvenu: I wanted to ask about price optimization. You talked about the beer category. I'd be curious to hear kind of where we are on the runway for the rest of the grocery and other merchandise category and then the prepared food and fountain category. How contributive should that initiative be to improve results as we move forward? And kind of, what are some of the elements we should be considering with respect to that?

William Walljasper: Yes. Ben, this is Bill. So just kind of from a -- stepping back a little bit from a time line perspective. We started rolling out categories to the platform. In the second quarter. And so by the end of, probably, the calendar year, we had most of, what I call, the center store on the platform. And so working towards adding packaged beverages during the third quarter.

As we mentioned, beer and alcohol will also add in the third quarter. So from a -- put into a baseball perspective, we're probably in the mid-innings here as far as the rollout, as we mentioned, we chose to defer the cigarettes in light of all the activity going on. So when you look at the results so far, albeit, it's been -- it's very preliminary because we have, probably, less than 2 quarters of information at this point. And less on some categories. But nevertheless, as we accelerate same-store sales in the gross and general merchandise category, at the same time, we're improving margin.

Certainly, some of the efforts are reflected in there. It's hard to piece out at this point because there's a little noise. But more specifically, we did see some immediate traction on the beer and alcohol categories. Once we rolled those out, third quarter, we definitely saw some margin uptick there. And so we feel that we have some opportunities as we roll out the rest of the categories. prepared foods has not been completely rolled out. Probably one area, I think, will be very significant, is this promotion forecasting aspect as well. And so this will give us the ability to do a much more granular perspective on some of the promotions that we run throughout our network. So probably more to come at this point, still just a little bit early, but we feel we're headed in the right direction.

Benjamin Bienvenu: Okay. Great. I want to ask -- and my second question is related to RINs, which we haven't had to ask about, thankfully, for a while now. But we have seen RIN prices go back up. I know for a lot of the market now, that's largely reflected in the crack spread and higher cost of goods that you then turn around and capture the benefit of when you sell the RINs. Is that still a wash, even when there's a move higher suddenly in rent prices, like we've seen. Did that provide anything incremental to the margin? Or is that still kind of a neutral factor in your mind?

William Walljasper: Yes. So as we've always said, we feel that RINs are somewhat better than the cost, whether we buy them separately and do our splash blending or whether we buy a pre-blended now I would say this, as we become more and more under contract. We are buying more and more pre-blended fuel, which we believe are embedded into that.

So you see the RINs aspect that we have. We sold about 8 point -- roughly, I'll say, 9 million RINs in the quarter. The value was relatively low, probably $0.20 or so. Part of the reason that, that unit -- there's 2 reasons why the number of units were down. One, I just mentioned is doing more contracted fuel. But the other is, we did make a conscious decision to defer some of the RIN activity, for the reason you just mentioned, from February into March. And so we do have that. So in a small sense, we did have, I would say, a lighter fuel margin potential in the third quarter relative to that decision.

Operator: Our next question comes from the line of Bobby Griffin with Raymond James.

Robert Griffin: My first question was just to circle back, Bill, on your comments about the grocery business. Is the favorable product mix that you're seeing, is that the results of the pricing optimization? Or is that just ebbs and flows and what the consumer is purchasing? Just trying to get an understanding of what exactly pricing is driving? Is it driving 100 basis points of margin improvement? Or is that just the mix that we're seeing from consumers buying a different product offering right now?

Darren Rebelez: Yes. Bobby, this is Darren. I would say that the mix shift has been more around the product assortment in the store and less around the pricing activity. Now, obviously, with some of the pricing activity, we've been able to gain some margin benefit. But some of that product mix shift, one, just the mix of cigarettes declining a bit relative to the overall product assortment is accretive to the margin rate.

Then the second thing we saw was pretty significant growth in the energy drink category, which obviously carries higher margins with it as well. And so that was a direct result of doing some resets within the stores, expanding some assortments of some of the higher velocity items in the door, we're seeing a really good contribution from that.

Robert Griffin: Okay. And do you think that type of mix is -- that mix benefit is sustainable in some degree going forward, I guess?

Darren Rebelez: Well, it is for the moment, right? And then, as consumer preferences ebb and flow, we'll adjust the product assortment accordingly. And that's something that we're really building out the capability of as being more nimble with the product assortment. So as guest preferences change, we're able to adapt that assortment to meet those needs. And it just so happens in this case that those needs come in the form of higher margin items. And so as we shift that mix around to those higher-margin items that blends up the margin rate.

William Walljasper: Bobby, this is Bill. One of the other things to think about, that's a little bit of unknown right now because we just don't have a lot of information, it's Age 21 and how that will play out. With that cigarette category. So to the extent that cigarettes, if they do become a little bit under pressure from a demand perspective, obviously, that is part of that product mix shift that Darren is talking about. And so that could combine with the other activity, continue to have some margin expansion. Just something to think about.

Robert Griffin: Okay. Yes, that's very helpful. I appreciate it. And then I guess, lastly for me, understand the commodity impact that hit prepared foods. But if you just look at the increased promotional activity, do you think there's an opportunity for to, kind of, adjust the message where that drag's not much? Or are you comfortable with that drag that you're seeing now from promotional? And that's something we should expect for the next few quarters until you lap it?

Darren Rebelez: Yes. This is Darren. I'd say that promotional activity, that was more of a onetime event when we launched our new coffee platform. So we were aggressive and we did any size coffee for $1, knowing that, that would be an investment in the margin to drive velocity in trial. So that's not something that we're going to do on a routine basis, but it is something we may do from time to time, if we're launching a new product and we're pulsing in new items. So I wouldn't bake that into any expectation on a routine basis.

Operator: Our next question comes from the line of Kelly Bania with BMO Capital Markets.

Kelly Bania: First, Bill, congrats on your retirement and best of luck to you and appreciate all the help over the years.

William Walljasper: Thank you. Thanks for the kind words.

Kelly Bania: And a couple of questions. I guess, just can you clarify, I just want to make sure I'm understanding the message on some of the comments on February. Are you seeing an underlying acceleration in some of the same-store sales and gallons or is that just the extra day impact? Maybe you could just go back to that and help us understand that. And then can you tie in what you're seeing in just customer traffic trends inside the store?

William Walljasper: Yes. So absolutely, we are seeing an underlying acceleration in the comps across all categories. And this has been going on probably for the last several months. Now we did -- we just want to try to make sure we're very clear that even with that acceleration on the underlying comps, we do have a -- roughly about a 4% impact from the extra day in the month of February. And so when you roll those 2 together, we're in the high-single digits across all those 3 categories.

So yes, definitely seen acceleration. And I think that holds true with traffic as well. So we have seen some traffic acceleration as well. And so we're seeing basket ring elevation and starting to see some movement in traffic. And we believe there's a number of things around that. Obviously, there's the rewards program that's helping the matter. But also, we did have some favorable weather comparisons towards the end of the quarter as well. You might remember, we did compare against a polar vortex a year ago. And so just to be fair, there is a little bit of that as well.

Kelly Bania: Okay. That's very helpful. And can you talk a little bit about the 400 stores. I believe you're already testing the twice-a-week deliveries, can you elaborate on what you're seeing there in terms of the impact on the business?

William Walljasper: Yes. So it's a little bit early for us to give you the information. We just started a few months ago in that regard. And so we'll be playing this out through the end of the fiscal year. With more to come on that. So not really any information at this point. But we feel this is the direction for the company here. As we look at trying to control a number of things, ranging from out of stock -- but probably more significantly is the ability to bring more fresh product into the store on a timely basis. And that's really the kind of the thrust of that.

Kelly Bania: Okay. Great. Look forward to that. And then also just wanted to talk about the nicotine category. You talked a little bit about, I think, combustible cigarettes, but just with the noise on electronic or e-cigarettes, what are you seeing there? How have those trends changed and are impacting grocery and general merchandise comps and margins?

Darren Rebelez: Yes, Kelly, this is Darren. What we have seen in the overall category. Obviously, cigarettes have been a little softer, but not as much as you might have thought given the age restriction. On the vaping side, that has softened a little bit, but it's still growing. So just growing at a slower rate than it was previously. So from a margin standpoint, it's blending out about the same, but has definitely softened. And then there has been a bit of a shift to the smokeless items as well.

Operator: Our next question comes from the line of Chuck Cerankosky with Northcoast Research.

William Walljasper: Chuck, you still there? Sarah, maybe move on to the next question.

Operator: Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski: Bill, certainly, congratulations on your pending retirement. It's been certainly a pleasure working with you for a long time.

William Walljasper: As with you, Anthony.

Anthony Lebiedzinski: Well, as so just wanted to follow-up. As far as the question on RINs actually. So just curious if you didn't hold back on the RINs, on selling the RINs in the quarter. Any idea what the margin or the gas margin could have been in the quarter?

William Walljasper: Yes. It would have been very small. We're only talking about a couple of million RINs that we deferred at roughly about $0.20. So it would be very small, but it would be 6, 7, 8 basis points, roughly, in that neighborhood. So not a huge move, but nevertheless an impact.

Anthony Lebiedzinski: Got it. Got it. Okay. And just also, just a follow-up on coronavirus. Just wondering if -- perhaps sort of the issues with -- surrounding that. Are you perhaps maybe seeing more deliveries? Or would you expect more deliveries of your prepared foods to customers that may not be comfortable going out to the stores and picking up their prepared foods?

Darren Rebelez: Well, Anthony, I mean, that is a potential possibility. We haven't seen that occur at this point. Everything seems to be running as it normally does. But that could be a potential impact. We'll just have to see how this all plays out. But at this point, we haven't seen anything.

Anthony Lebiedzinski: Got it. Okay. And then also, you had previously talked about the nonfuel stores as being an opportunity. Do you have any updated thoughts as to what that could be?

Darren Rebelez: Our team is in the process of looking for some nonfuel sites. We expect to have one opened by the end of this calendar year. But we have several in the pipeline that we're just working through the process, but nothing locked down and purchased at this point.

Operator: (Operator Instructions) Our next question comes from the line of Irene Nattel with RBC Capital Markets.

Alexandre Carette: It's Alex Carette filling in for Irene. Coming back to the fuel procurement strategy, what would be the long-term goal with regards to the proportion of volume on contracts or do you expect it to fluctuate over time? And usually, what would the term look like on these contracts?

Darren Rebelez: Yes, Alex, this is Darren. We've -- we don't have a real hard goal. I think, directionally, we would think about maybe 70% to 75% of our total volume under contract at some point. But -- so the length of terms all vary, based on the type of deal we negotiate with each of the suppliers. Initially, we've opted for a little shorter-term contracts, so we can maintain some flexibility as we work our way into this process. But that's about how we look at it right now, give or take, 70%, 75% of our volume and bearing more on the shorter-term side of the contracts.

Alexandre Carette: Okay. Great. And just staying with fuel, can you provide an update on your expectations for the fleet card program, let's say, in the next year or 2? Is there anything you can share in terms of internal targets like with regards to new accounts or pick up from existing customers?

William Walljasper: Yes. So we don't necessarily give that type of granularity out on that at this point. But I would expect moving forward here, we go into the next operating plan, the next call, we'll give out detailed guidance for next fiscal year. So incorporated into that fuel category will be our expectations. And we'll provide more color about the fleet card program and expectations around that at that time.

Operator: Our next question comes from the line of John Royall with JPMorgan.

John Royall: So on your current M&A and new build activity, should we expect the focus over the near-term to be around filling in the new white space around Joplin? And I guess, kind of bigger question there is just around how quickly you can scale around the new DC, when it opens next year?

Darren Rebelez: Yes. John, this is Darren. We're focused in a couple of different areas within our existing geographies. So it's not just exclusively within the Joplin distribution radius, although we do have a lot of activity going on in that area. I guess, what I'd remind you of is that part of the reason we were building that Joplin in DC is to really relieve the pressure off of our other 2 existing DCs. So when we open up that distribution center, we're going to immediately service somewhere in the neighborhood of 500 stores right out of the gate. And so that will make the entire distribution network more efficient. And so it will allow us to develop more stores in that geography. But we also have some other geographies within our footprint. They're pretty attractive to us right now. We're developing in those as well.

Operator: We do have a follow-up question from the line of Karen Short with Barclays.

Karen Short: Bill. Obviously, I would be remiss in not congratulating you on your retirement and it's been great working with you for, I think, almost 15 years at this point. So...

William Walljasper: Yes. Thank you, Karen. It was a pleasure working with you as well.

Karen Short: You'll be on a couple more calls, I would think, right?

William Walljasper: Yes. Definitely, at least one more.

Karen Short: Yes. Okay. So actually, I just wanted to go back and revisit 2 things. One, was the contract percent. And I know, again, you said 43% and then 50% by year-end. But I wanted to explore whether or not that's something to consider from a perspective in light of extreme volatility on margins? Because obviously, on a day like today or week like this week, you would be benefiting materially from a margin perspective. And does -- I guess the question is, does the contract -- a higher percent on contract, does that mute the swings, high and low, I guess, is the question? And then I had one other.

William Walljasper: Yes. Go ahead.

Darren Rebelez: Yes. Karen, this is Darren. I don't think that the contracts really inhibit our ability to gain margin in this kind of environment. They're typically indexed to one of the other benchmarks, so either Argus or Platts. And so Argus or OPIS, rather. And so as those numbers are coming down in an environment like this, we usually have a differential that's lower than that.

So it allows us to actually gain incremental margin in an environment like this. And then at the same token, if for some reason, we do have a displacement, which does happen from time to time, even with a contract like this, we still have half of our volume -- a little bit more than half of our volume not contracted. So it does give us the ability to flex on that. If we look longer-term to that 70% or 75% of our volume under contract, that's the reason we would keep that 25% off contract to give us that flexibility. But a situation like this is very abnormal. And so we wouldn't want to build our entire fuel procurement strategy around every once-in-a-while anomaly.

Karen Short: Okay. That's helpful. And then just wondering if you could give a little bit of color on the reception from customers on the new coffee program? Like any color you could give in terms of how it might have impacted or benefited traffic or anything along those lines?

Darren Rebelez: It would be hard to tie the reception of the coffee program to actual traffic increases, but unit velocity is up. So we believe that it's resonating with the guests. We we've gotten really good anecdotal feedback that people like the coffee, and they like the experience. So so far, so good. Coffee is one of those things that takes a long time to build. So we're a few months into it, and the indicators are all positive, and it will continue to grow for the foreseeable future.

Operator: Our next question comes from the line of Chuck Cerankosky with Northcoast Research.

Charles Cerankosky: In looking at the most recent quarter and the negative 2% gallons and where the margin was. What lessons do you take away from that as you continue to move forward here and adjust price on an ongoing basis?

Darren Rebelez: Chuck, this is Darren. I guess, there's all kinds of lessons that can be learned. But we're really in that process still of balancing -- striking that right balance between volume and margin. And if you recall, I mean, we really rolled this price optimization process for fuel out in the first quarter of this year. So we're still in relatively early stages of it. But I would tell you that I believe our team is really building that muscle memory around that. They're getting to know these markets much more intimately than, maybe, they did before, understanding how competitors respond to our price actions.

And so I think we're -- every day, we're getting a little bit sharper on how we're able to execute against different situations. And I think that's starting to reflect in the more recent trend now with, call it, 3 quarters under our belt, and we're starting to see some gallon growth. I think we're starting to find that right footing where we know how to balance the volume and the margin across multiple geographies because these geographies all behave a little bit differently. And so as we build that institutional knowledge, I think we're just getting better at it.

Charles Cerankosky: And you've added more pumps in the last 12 months that provide more fuel choices for the customers. To what degree is E-85 and clear gas and diesel helping the margin and the volume?

Darren Rebelez: Yes. I think it'd be pretty small, Chuck. I don't know that, that mix has really impacted our overall margin very materially.

Operator: This concludes today's question-and-answer session. I would now like to turn the call back over to Darren Rebelez for closing remarks.

Darren Rebelez: Okay. Well, thank you very much for joining us this morning. And I'll close the call by reiterating, our strategic plan is designed to maintain our strong growth in EBITDA, at the same time to drive return on invested capital. We think this is a well-balanced plan that we believe will continue our long-term track record of driving shareholder value. We're looking forward to updating you with our results as we progress through the next 3 years. Thank you.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.